UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2018

CARDIFF LEXINGTON CORPORATION

(Exact name of Registrant as specified in its charter)

Florida	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 E. Las Olas Blvd. Suite 1400

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code)

____________________________________________________

(Former Name or former address if changed from last report.)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Completion of Acquisition or Disposition of Assets, Change in Directors

Item 2.01 Completion of Acquisition or Disposition of Assets

Cardiff Lexington Corporation (OTCQB:CDIX) and Platinum Tax Defenders (Private: “Platinum Tax Defenders”) announced they have signed a definitive merger agreement under which Platinum Tax Defenders will merge into Cardiff Lexington as its subsidiary in a cash and stock transaction valued over $2 million.

Cardiff Lexington’s total annualized revenue going forward will increase to $6.7 million dollars. In 2017 Platinum Tax Defenders reported $3.2 million in revenue; and adjusted EBITDA of $457,000. This merger provides Cardiff Lexington entry into the ever-growing tax resolution business.

Platinum Tax Defenders (http://www.platinumtaxdefenders.com) a forward-thinking leader in the Tax Resolution Industry, that not only has no limit to the size of the tax debt they can assist with, but also provides services to the under-served taxpayer owing less than$10,000. This unique yet proven business model has enabled Platinum Tax Defenders to experience tremendous growth. Platinum Tax Defenders offers a wide variety of tax resolution, bookkeeping, and tax preparation services for individuals and businesses that are dealing with back taxes or are having issues paying off their current year tax bill. For those owing back taxes it can be a stressful time when the taxman comes knocking. Taxes are simply a part of life, and they must be paid; yet in today’s economy, many people of all backgrounds and financial classes are having issues with back tax payments as well as current year tax bills. The IRS is very aware of the issues that many hard-working individuals and business owners are facing, and today more than ever they are offering a variety of options to pay down tax debt. These include payment plans, Offer in Compromise (one-time lump sum payment), Currently non-Collectible hardship status and penalty abatement. The issue that many people have when it comes to paying taxes is simple financial anxiety. They may worry that the IRS won’t accept their terms, or they are simply not knowledgeable on how the IRS operates.

In connection with the closing of the acquisition, on the effective date of the signed Forward Acquisition Agreement, a Preferred “L” Class of stock was established with a value of $0.013 per share ("Platinum Tax Defenders Preferred “L” Class Stock) as consideration. The Preferred “L” Class of stock has a par value $0.001 per share. The preferred share was adjusted as a result of the authorization and declaration of a special distribution to Platinum Tax Defenders’ stockholders at $0.013 per share with a conversion rate of 1 to 1.25 Common Stock with a Lock-Up/Leak-Out provision limiting the sale of stock for12 months after which conversions and sales are limited to 20% of their portfolio per year, pursuant to the terms of the Acquisition Agreement.

Pending the results of the independent audit, and unanimous debtholder participation, CDIX will issue 98,307,692 shares of CDIX Preferred “L” Shares to Platinum Tax Defenders’ shareholders as Stock Consideration as agreed to in the signed Forward Acquisition Agreement. Based on the price of CDIX’s Common stock at $0.013 per share, the acquisition consideration represents an approximate value of $1,278,000. Upon completion of the independent audit any changes will be announced in an amended 8-K within the required 71 day period.

On June 8, 2018, CDIX’s Board of Directors approved retaining current founders to serve as senior management of Platinum Tax Defenders.

There are no family relationships of our directors or executive officers.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Increase in the Authorized shares of preferred “K” Class: On June 27th 2018, the Board of Directors of Cardiff Lexington Corp., a Florida corporation (the “Corporation”) authorized increasing the “K” Preferred Class of stock by 1,329,660 shares making the total “K” class to 10,937,500 shares of Preferred Stock, par value of $0.001. This increase was authorized to complete and issue the agreed upon stock for Red Rock Travel Group. Series K Preferred Stock, shall be restricted shares with “Voting Rights”; the ratio to be 1 vote per share owned. Converts 1 Preferred to 1.25 Common.

There are no family relationships of our directors or executive officers.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By:     /s/ Daniel Thompson

            Daniel Thompson

Title:     Chairman

Dated: 07/18/18

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